Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is dated as of August 25, 2025 and shall become effective from the Effective Date, as defined in the Merger Agreement dated as of February 26, 2025, as amended (the “Merger Agreement”), by and among Siyata Mobile, Inc., Core Gaming, Inc. and Siyata Core Acquisition U.S., Inc. (the “Effective Date”).

AMONG:

SIGNIFI MOBILE INC., a company existing under the laws of the Province of British Columbia and having an office at Suite A-414, 1001 Lenoir Street, Montreal, QC H4C 2Z6 (the “Parent”), and/or SIYATA MOBILE ISRAEL LTD., a company existing under the laws of the State of Israel and having an office at 8 Ariel Sharon Street Or Yehudah Israel (“Siyata Mobile”)

(the Parent and Siyata Mobile are jointly referred to as the “Company”)

AND:

BSD Capital Group Ltd., a company existing under the laws of the State of Israel and having a principal place of business at 4a Nachshon Street, Raanana, Israel

(the “Consultant”)

AND:

MARC SEELENFREUND, an individual residing at 4a Nachshon Street, Raanana, Israel

(the “Service Provider”)

WHEREAS:

A.	The Consultant is in the business of providing consulting services and the Company desires to engage the Consultant to provide such services;

B.	the Service Provider is an employee of the Consultant; and

C.	The Company and the Consultant wish that the Consultant provide the Company such consulting services exclusively through the Service Provider, pursuant to the terms and conditions of this Agreement.

THEREFORE this Agreement witnesses that in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties agree as follows:

1.	The Consulting Services.

1.1	During the term of this Agreement, the Consultant shall provide the Company with management services which include, without limitation, the execution of the day to day operations of the Company, carrying out the strategies and directions of its Board of Directors, other activities that would otherwise be carried out by the Company’s Chief Executive Officer including undertaking all lawful and reasonable directions, duties and instructions given to it from time to time by the Board of Directors of the Company, including by providing all services ordinarily associated with such position. (the “Consulting Services”).

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1.2	The Consultant shall provide the Consulting Services exclusively through the Service Provider. The Consultant agrees to devote the necessary time to the business and affairs of the Company to the extent necessary to discharge his responsibilities, and use best efforts to the business of the Company, and the Consultant shall not engage or contract any other person or entity to perform the Consulting Services or any part thereof without the prior consent of the Company and/or its Board of Directors.

1.3	The Consultant shall report to the Company’s Board of Directors. The Consultant shall perform its duties hereunder predominantly from the Consultant’s home office in Israel as well as at the Company’s facilities in Israel, but acknowledges and agrees that its duties may involve significant domestic and international travel.

1.4	Neither the Consultant nor the Service Provider, nor anyone acting on their behalf, without the prior written authorization of the Company’s Board of Directors, shall directly or indirectly, render services to a third party, whether as an employee or independently as an agent or consultant or in any other manner (whether for compensation or otherwise), or engage in any activities all of which, directly or indirectly, cause the Consultant or the Service Provider to compete with the Company. It is hereby understood that the Service Provider and the Consultant for a fee and may hold shares in and receive compensation from other businesses, which do not compete with the Company and may additionally act as a director in such businesses’ board of directors and such activities shall not be deemed as a breach of this Agreement. For greater certainty, the Consultant or the Service Provider may also be engaged as directors of non-profit entities, provided that such entities are unrelated to the Company’s business.

1.5	Neither the Consultant nor the Service Provider shall engage in any conduct that is, or may be, detrimental to the reputation, character or standing of the Company or its affiliates and shall not partake in any illegal or morally or ethically questionable business practices. Without derogating from the generality of the immediately preceding sentence, neither the Consultant, the Service Provider nor anyone acting on behalf of either, shall directly or indirectly, accept any payment or consideration, including without limitation, commission, rebate, discount or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Company or its affiliates or is engaged in a business competing in any aspect with the business of the Company or its affiliates.

1.6	The Company shall add the Service Provider and the Consultant as an insured person under its D&O insurance policy and shall enter into an indemnification agreement with the Consultant and the Service Provider at level no less than such indemnification agreement entered into with its directors and officers, if any.

1.7	The Service Provider personally undertakes in favor of the Company to comply with the restrictions and undertaking contained in this Section 1.

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2.	Consultant Representation and Warranties.

2.1	The Consultant represents and warrants to the Company each of the following:

2.1.1	This Agreement has been duly authorized, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable in accordance with its terms. The execution and consummation of this Agreement by the Consultant, does not and shall not constitute any breach and/or violation of any law, regulation or other agreement, obligation or undertaking to which the Consultant, and anyone acting on its behalf, is a party and there is no impediment of any kind whatsoever, preventing the Consultant from fully complying with all of the provisions of this Agreement.

2.1.2	The Consultant has full right and power to enter into and perform this Agreement without the consent of any third party.

2.1.3	The Service Provider has the experience and expertise required to properly render the Consulting Services.

3.	Term of the Agreement.

3.1	Subject to the terms hereof, this Agreement shall enter into effect on the Effective Date and shall remain in full force and effect for a period of two years from the Effective Date (the “Initial Term”), unless terminated hereunder. At the end of the Initial Term and each successive Term, this Agreement shall automatically renew for an additional two year term, and shall continuously be in force until this Agreement is terminated by either party pursuant to the terms herein (collectively, the “Terms”).

3.2	Notwithstanding Section 3.1: (i) the Consultant may terminate this Agreement for convenience at any time and for whatever reason by giving the Company at least 12 months’ prior written notice of termination (“Early Notice Period Due Upon Consultant’s Resignation For Convenience”); and (ii) the Company may terminate this Agreement for convenience at any time and for whatever reason by giving the Consultant or the Service Provider at least 12 months prior written notice of termination (“Early Notice Period Due Upon Termination by the Company”) (either such 12-month period shall be referred to as the “Early Notice Period”).During the Early Notice Period, Consultant need not attend Company’s offices and is not be required to provide Services to the Company but shall be available for questions and support.

3.3	Notwithstanding the foregoing, the Company may, at any time following the Effective Date, terminate this Agreement immediately by provision of a written notice, in which case the termination of this Agreement shall be the effective date of such notice of immediate termination, in any of the following circumstances:

3.3.1	a final judgment convicting the Consultant or the Service Provider with a criminal offence involving disgrace (“Avera She’yesh Ima Kalon”);

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3.3.2	under circumstances that, if the Service Provider or the Consultant were an employee of the Company, would have denied him the right to receive his full severance payments under applicable law; or

3.3.3	the Consultant materially breached his undertakings as set forth in this Agreement (including those relating to the Services Provider), which was not cured upon 30 days prior written notice.

3.4	Immediately upon the termination of the applicable Early Notice Period, for any reason, the Consultant shall, and shall cause the Service Provider to, return to the Company all Company property provided to it/him by the Company and in its/his possession, including (without limitation) any vehicle, cellular phone or other equipment, document, drawings, plans, formulas, products, samples, designs and the like and all copies thereof, including any data stored on magnetic or optical media, received by the Consultant and/or the Service Provider in the course of the provision of services to the Company.

4.	Change of Control.

4.1	In the event of a Change of Control (as defined herein) or a Hostile Change of Control (as defined herein), the Company agrees that it will continue to engage the Consultant for the Consulting Services and both the Company and the Consultant agree that they shall not exercise their respective rights to terminate this Agreement pursuant to Section 3.2 for a period of three months following the occurrence of the Change of Control or Hostile Change of Control, as applicable (the “Transition Period”).

4.2	In the event of a Change of Control or a Hostile Change of Control and if, within a period of 12 months following the Change of Control or a Hostile Change of Control, the Consultant is either dismissed or Constructively Dismissed (as defined in Section 4.7 of this Agreement) or this Agreement is terminated by the Company, other than pursuant to Section 3.3, then:

4.2.1	the Company shall pay to the Consultant:

4.2.1.1	within 10 days, an amount equal to 36 months’ Base Consideration (as that term is defined in Section 1 of Exhibit A); and

4.2.1.2	for a period of three years following the Change of Control or Hostile Change of Control, as applicable, the quarterly Incentive Bonus (as that term is defined in Section 4 of Exhibit A), with such required annual adjustments.

4.2.2	if the Consultant or the Service Provider hold any options, rights, warrants, or other entitlements for the purchase or acquisition of securities in the capital of the Company (collectively, the “Options”), regardless of whether such Options are then exercisable in accordance with the terms thereof and notwithstanding the terms and conditions of such Options or of any plan or other document affecting such Options, all of such Options shall thereupon be immediately fully vested and any unexercised portion of such Options shall thereafter be exercisable by the Consultant or the Service Provider, as applicable.

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4.3	In the event of a Change of Control, or a Hostile Change of Control during the Term, the Consultant may elect to terminate this Agreement before the expiry of 12 months from the date of the Change of Control, Hostile Change of Control and, in such circumstance:

4.3.1	the Company shall pay to the Consultant:

4.3.1.1	within 10 days, an amount equal to 36 months’ Base Consideration; and

4.3.1.2	for a period of three years following the Change of Control or Hostile Change of Control, the quarterly Incentive Bonus (as that term is defined in Section 4 of Exhibit A), with such required annual adjustments.

4.3.2	if the Consultant or the Service Provider holds any Options, regardless of whether such Options are then exercisable in accordance with the terms thereof and notwithstanding the terms and conditions of such Options or of any plan or other document affecting such Options, all of such Options shall thereupon be immediately fully vested and any unexercised portion of such Options shall thereafter be exercisable by the Consultant or the Service Provider, as applicable.

4.3.3	if an agreement for the Change of Control or a Hostile Change of Control is executed during the Early Notice Period, the Consultant shall still be entitled to an amount equal to (a) all payments due under Section 4.2.1, less (b) the amounts paid to the Consultant until the date in which an agreement for the Change of Control or a Hostile Change of Control is executed under Section 3.2.

4.4	The Company agrees to, immediately prior to the occurrence of a Change of Control or a Hostile Change of Control, deposit an amount equal to 36 months’ Base Consideration with an escrow agent, to be held in trust and payable to the Consultant only in the instance that one of Section 4.2 or 4.3 have been triggered.

4.5	For the purposes of this agreement, a “Change of Control” means any of the following:

4.5.1	at least 50% of the fair-market value of all the assets of the Company are sold;

4.5.2	there is a direct or indirect acquisition by a person or group of persons, (excluding the Consultant or the Service Provider or any person associated with the Consultant or the Service Provider) acting jointly or in concert, of voting securities of the Company that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 20% or more of the outstanding voting securities of the Company;

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4.5.3	a liquidation, dissolution or winding-up of the Company; or

4.5.4	the amalgamation, merger or arrangement of the Company with or into another entity where the shareholders of the Company immediately prior to the transaction will hold less than 51% of the voting securities of the resulting entity upon completion of the transaction;

but does not include any transaction that may occur between the Company, any affiliate or subsidiary of the Company or, as applicable, any person associated with the Company or any affiliate or subsidiary of the Company that, but for such relationship, the transaction would otherwise constitute a Change of Control hereunder.

4.6	For the purposes of this agreement, a “Hostile Change of Control” means any of the following:

4.6.1	a majority of management’s nominees for election to the Board of Directors of the Company are not elected at any annual or special meeting of shareholders of the Company; or

4.6.2	there is a direct or indirect acquisition by a person or group of persons (excluding the Consultant or any person associated with the Consultant), acting jointly or in concert, of voting securities of the Company that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 20% or more of the outstanding voting securities of the Company.

4.7	For the purposes of this Agreement, “Constructively Dismissed” means:

4.7.1	the material diminution of the Consultant’s duties or the assignment to the Consultant of duties materially inconsistent with duties customarily assigned to a Chief Executive Officer;

4.7.2	a material breach by the Company of any terms of this Agreement (including any reduction in the compensation due to the Consultant or failure to pay the Consultant’s monthly fee for a period of 60 days), which breach is not cured within 30 days of written notice by the Consultant to the Company of such breach specifying in reasonable detail the provision or provisions of this Agreement allegedly being breached and the facts and circumstances surrounding such breach; or

4.7.3	the relocation of the Company’s principal offices to a location more than 30 kilometres from Raanana, Israel.

5.	Compensation.

5.1	In consideration for the Consulting Services pursuant to this Agreement, the Consultant shall, as of the Effective Date, be entitled to receive compensation as set forth in Exhibit A hereto.

5.2	The Consultant acknowledges and agrees that the compensation payable to it pursuant to this Agreement may be made by either Company.

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6.	Confidentiality and Intellectual Property Assignment.

6.1	The Consultant hereby agrees to the provisions of the Company’s Proprietary Information, Confidentiality and Non-Competition Agreement and simultaneously herewith executes and shall cause the Service Provider to execute a copy thereof.

7.	The Nature of the Contractual Relationship.

7.1	The Consultant and, by countersigning below, the Service Provider, hereby declare, undertake and agree, that:

7.1.1	its/his relationship with the Company will be that of an independent consultant and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship between the Company and the Consultant and/or the Service Provider;

7.1.2	it/he will not be entitled to any of the benefits that the Company may make available to its employees that are based on their compensation (such as severance payment, education funds etc.); and

7.1.3	no title that the Consultant and/or the Service Provider shall carry while acting in the capacity of a consultant of the Company, nor any conduct by the Company, the Consultant of the Service Provider, shall derogate from this Section 7.

7.2	Subject to the provisions of Exhibit A hereto, the Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to the Consultant’s performance of the Consulting Services and receipt of fees under this Agreement. The Consultant acknowledges that the Company will not withhold or make payments for National Insurance Institute, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on the Consultant’s behalf.

7.3	The Consultant shall make all payments to the National Insurance Institute required under law and any other payment imposed upon it by law as the employer of the Service Provider and it shall be solely responsible in respect thereof. The Company shall be entitled to require the Consultant to produce evidence of that payments as aforesaid have been made.

7.4	The Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest, which should have been paid by the Consultant as the employer of the Service Provider.

7.5	The Consultant and the Service Provider agree that neither they nor anyone acting on their behalf shall file a claim against the Company in connection with employer-employee relations between the Service Provider and the Company, and if they or anyone acting on their behalf does so, the Consultant and the Service Provider shall indemnify and hold the Company harmless upon its first demand for any liability and expense that may be occasioned to it in respect of or in connection with such a claim, including legal fees.

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7.6	If for any reason whatsoever a competent authority, including a judicial body, determines that the Consultant and/or the Service Provider is the Company’s employee, or is entitled to any payment as an employee, the following provisions shall apply:

7.6.1	In lieu of all consideration that was paid to the Consultant by the Company from the Effective Date the Consultant shall be deemed only entitled to gross consideration equal to 60% of the consideration actually paid (the “Adjusted Consideration”).

7.6.2	The Consultant shall immediately refund to the Company any amount paid from the Effective Date in excess of the Adjusted Consideration, such being linked to the Israeli consumer price index (the base index - the index known on the date of each payment made under this Agreement; the new index - the index known on the date of actual refund by the Consultant).

8.	Miscellaneous

8.1	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2	Governing Law. This Agreement shall be subject solely to and interpreted in accordance with the laws of the state of Israel.

8.3	Arbitration. Any dispute, controversy or claim between the parties hereto, in connection with this Agreement or any amendment or modification hereof, shall be settled by arbitration, in accordance with the following:

8.3.1	The Parties will mutually agree upon a sole arbitrator and, if they are unable to reach an agreement within thirty (30) days, the head of the Israeli Bar Association shall appoint the sole arbitrator provided that such arbitrator will be a retired district or supreme court judge (the “Arbitrator”).

8.3.2	The Arbitrator shall not be bound by procedural laws or rules, including rules of evidence, however Arbitrator’s decision must be based on the application of the laws of the State of Israel. The arbitration shall take place in Israel.

8.3.3	The Arbitrator will be authorized to issue interim orders, including injunctions, enforcement orders and any other order that a court would be entitled to issue.

8.3.4	Decisions of the Arbitrator shall be accompanied by written justification of the Arbitrator’s decision.

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8.3.5	The Arbitrator’s decision shall be appealable in accordance with Section 21A of the Arbitration Law 5728-1968 (the “Arbitration Law”), to a separate appellate arbitrator, who shall be chosen in accordance with the procedures set forth in Section 8.3.1 above and who shall be equally bound by the terms hereof.

8.3.6	Each party shall maintain all matters related to and raised in the arbitration proceedings, in strict confidence and shall not disclose to any third party any information pertaining to such proceedings or to the existence of such proceedings.

8.3.7	The Company shall bear all of the Arbitrator fees in connection with such proceedings, provided the Consultant waives any argument of prejudice against the Arbitrator by virtue of this provision.

8.3.8	This provision shall be deemed a binding arbitration agreement in accordance with the Arbitration Law.

8.4	No Assignment. This Agreement may not be assigned by the Consultant and/or the Service Provider without Company’s prior and written consent, and any such attempted assignment shall be void and of no effect.

8.5	Waiver. No waiver by any party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by any party of any right under this Agreement shall be construed as a waiver of any other right.

8.6	Entire Agreement. This Agreement and its Exhibit A hereto is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions and/or agreements (written or oral) between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

8.7	Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by registered or certified mail, postage prepaid to the address provided in the header of this Agreement or at such other address or facsimile number as the Consultant or the Service Provider, as applicable, may have furnished the Company in writing. Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

8.8	Survival. The following provisions shall survive termination of this Agreement: Section 3.4, Section 4, Section 6, Section 7 and Section 8 of this Agreement, and Section 6 of Exhibit A.

8.9	Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

8.10	Effectiveness. This Agreement shall become effective at the Effective Date stated above, provided however that this Agreement may be terminated by either the Company or the Consultant if the Closing Date does not occur on or before December 31, 2025.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SIGNIFI MOBILE INC.	BSD CAPITAL GROUP LTD.

By:	By:
Name:	Name:
Title:	Title:

SIYATA MOBILE ISRAEL LTD.

By:
Name:
Title:

MARC SEELENFREUND

Name: (please print)
Address:

Exhibit A

1.	Compensation. In consideration for the performance of the Consulting Services in accordance with this Agreement, the Company shall pay to the Consultant:

2.	The higher of $35,000 USD or 120,000 NIS (plus VAT) monthly consideration (the “Base Consideration”) (which at the date of signing is approximately $420,000 USD on an annual basis), upon receipt by the Company of an invoice from the Consultant. The Base Consideration shall be paid monthly in arrears. The Base Consideration shall be indexed to the average annual inflation of the State of Israel for the previous year on the first day of each new year from the Effective Date.

3.	Reimbursement of Expenses. The Consultant will be authorized to incur reasonable expenses in carrying out the Consulting Services for the Company under this Agreement and shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with the performance of the Consulting Services, provided that all such expenses are expended in accordance with the Company’s then current policies.

3.1	Among other things, the Consultant will be authorized to incur expenses for meals and entertainment, transportation (including ride-hailing, taxis, car rentals, parking, and gasoline), office supplies, and travel.

3.2	The Company shall provide the Consultant with a cellular phone for the performance of its duties under this Agreement. The Company shall pay for all expenses and taxes concerning the use of said cellular phone. In addition, the Company shall reimburse the Consultant for any expense incurred in connection with one phone/high speed internet line installed in the Service Provider’s home including any applicable tax arising from the reimbursement under this Section.

3.3	Where the Service Provider is required to travel internationally in connection with the performance of the Consulting Services under this Agreement, the Consultant will be reimbursed for travel-related expenses, and when travelling via air, the Consultant is authorized to travel “business class” or, if there is no “business class” on the required flight, then the next highest class above “economy class” on that particular flight. Additionally, the Consultant will be entitled to book accommodations that have been rated with a minimum of four stars.

4.	Paid Absence. The Consultant shall be entitled to receive full payment from the Company for up to 30 business days per year, as well as all Jewish holidays, despite the Service Provider’s absence on such days.

5.	Incentive Bonus. The Consultant shall be entitled to a quarterly bonus equal to 5% of the Parent’s EBITDA (as defined below) (the “Incentive Bonus”). The Incentive Bonus shall be payable within 15 days of the release of the Parent’s unaudited interim financial statements including the Company’s unaudited interim financial statements. An annual adjustment shall be completed on the Incentive Bonus 30 days of the release of the Parent’s audited annual financial statements including the Company’s audited annual financial statements; provided that the adjustment shall only occur if it is found that the Consultant is entitled to a greater Incentive Bonus on the year than otherwise paid. In the event of any termination of the Agreement prior to the conclusion of the relevant calendar year, except termination or resignation due to a Change of Control or a Hostile Change of Control that entitles the Consultant to payments under Sections 4.2 and 4.3, the Consultant shall be entitled to the pro rata portion of the Incentive Bonus that is due with respect to the part of the year prior to the termination date.

5.1	For the purposes of this Agreement, “EBITDA” means consolidated earnings before interest, taxes, depreciation, and amortization of the Parent (consolidated with its subsidiaries and affiliates), and such calculation shall be based upon the Parent’s consolidated year-end audited financial statements.

5.2	Siyata Mobile’s board of directors (or, in the absence of a board of directors of Siyata Mobile, the Parent’s board of directors) may, at its sole discretion, increase the Incentive Bonus with additional bonuses and grants based upon indicators of the Company’s success as Siyata Mobile’s board of directors (or, in the absence of a board of directors of Siyata Mobile, the Parent’s board of directors) so determines.

5.3	The Consultant may, at its discretion, exercise the right to have an independent firm of chartered accountants audit the records that relate to the calculation of the Incentive Bonus within six months of the release of the Parent’s audited annual financial statements including the Company’s audited annual financial statements. At the conclusion of such audit, if the auditors determine that the calculation of the Incentive Bonus has been understated or excessive costs have been added to the calculation of the underlying EBITDA, then the costs of the audit will be borne by the Company and such costs, together with the deficiency in the amount actually paid as an Incentive Bonus as against the calculation of the Incentive Bonus by the auditors, shall be paid by the Company to the Consultant within 30 days. In all other circumstances, the cost of the audit will be borne by the Consultant.

6.	Performance Bonus. The Consultant shall be entitled to an annual and/or discretionary bonus of up to 100% of the Base Consideration based on his performance as determined by the Board of Directors of the Siyata Mobile (or, in the absence of a board of directors of Siyata Mobile, the Parent’s board of directors).

7.	VAT & Withholding. All payments to be made hereunder are exclusive of value added taxes which shall be added to such payments based on the then current value added tax rate. The Base Consideration, the Incentive Bonus, any expense reimbursement provided for hereunder shall be payable subject to receipt of and in accordance with a valid withholding tax certificate duly issued by the Israel Tax Authority. Each invoiced amount shall be due and payable within five days from the date of receipt thereof. The Company shall deduct from all payments due and payable hereunder any taxes and related mandatory costs that must be deducted at source or with respect to which the Company is otherwise deemed liable to pay according to applicable law or the aforementioned withholding tax certificate.

8.	No Additional Compensation. Subject to the Agreement and, for greater certainty, Section 4 of the Agreement, the foregoing shall constitute the full and final payment for the Consulting Services rendered pursuant to this Agreement and neither the Consultant nor the Service Provider shall be entitled to any other payment in connection with the Agreement and the Consulting Services and the Company shall not be obliged to pay to the Consultant and/or the Service Provider any additional consideration, fees or expense reimbursement whatsoever.